Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS STRONG 2013 THIRD QUARTER RESULTS

•                  Sales of $412.3 million were 5.3% higher than last year (4.2% in constant currency) driven by Commercial Aerospace (up 11.5% in constant currency).

•                  Net income of $48.7 million was up 22%, resulting in $0.48 per diluted share, versus $39.8 million and $0.39 last year, respectively.

•                  Operating income was $69.0 million, 16.7% of sales, as compared to $60.0 million, 15.3% of sales in 2012.

•                  2013 adjusted EPS guidance increased to $1.80 to $1.86 (previously $1.73 to $1.83)

	Quarter Ended September 30,		%	Nine Months Ended September 30,		%
(In millions, except per share data)	2013	2012	Change	2013	2012	Change

Net Sales	$412.3	$391.6	5.3%	$1,251.4	$1,190.9	5.1%
Net sales change in constant currency			4.2%			4.4%
Operating Income	69.0	60.0	15.0%	203.9	194.5	4.8%
Net Income	48.7	39.8	22.4%	140.8	127.4	10.5%
Diluted net income per common share	$0.48	$0.39	23.1%	$1.38	$1.25	10.4%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$69.0	$60.0	15.0%	$203.9	$185.0	10.2%
As a % of sales	16.7%	15.3%		16.3%	15.5%
Adjusted Net Income (table C)	48.7	39.8	22.4%	141.4	122.1	15.8%
Adjusted diluted net income per share	$0.48	$0.39	23.1%	$1.39	$1.20	15.8%

STAMFORD, CT. October 21, 2013 — Hexcel Corporation (NYSE: HXL), today reported results for the third quarter of 2013.  Net sales during the quarter were $412.3 million, 5.3% higher than the $391.6 million reported for the third quarter of 2012.  Operating income for the period was $69.0 million compared to $60.0 million last year.  Net income for the third quarter of 2013 was $48.7 million or $0.48 per diluted share, compared to $39.8 million or $0.39 per diluted share in 2012.

Chief Executive Officer Comments

Mr. Stanage commented, “This was another strong quarter for Hexcel, as solid execution combined with increased sales to yield excellent results.  For the quarter, our adjusted diluted EPS of $0.48 was 23% higher than last year on a 4% increase in constant currency sales.  We are also particularly pleased that our adjusted operating income was 16.7% of net sales for the quarter, 140 basis points better than last year.”

Looking ahead, Mr. Stanage said, “While there is some concern that our customers will reduce year-end inventories, we expect aerospace sales (both Commercial Aerospace and Space & Defense) to continue their steady growth trend.  Though challenging Industrial sales have limited our top line growth, strong operational performance allows us to raise our 2013 earnings guidance.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $262.0 million increased 11.9% (11.5% in constant currency) for the quarter as compared to the third quarter of 2012.  Combined revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased over 20% versus the same period last year.  Sales for Airbus and Boeing legacy aircraft were up 5% compared to the third quarter of 2012.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were up about 7% compared to the same period last year, and sales for the first nine months are about 2% lower than the same period last year.

Space & Defense

•                  Space & Defense sales of $94.4 million were 4.2% higher (2.9% in constant currency) than the third quarter of 2012.  We continue to benefit from participating in a wide range of programs, with rotorcraft sales comprising about 60% of Space & Defense sales for the quarter.

Industrial

•                  Total Industrial sales of $55.9 million for the third quarter of 2013 were 16.4% lower (19.0% in constant currency) than the third quarter of 2012, and just above the second quarter of 2013.  As expected, wind sales were down about 25% in constant currency from the third quarter of 2012.

Operations

•                  Growth, sales mix and continued improvement in operating performance resulted in gross margin of 27.2% as compared to 25.3% in the third quarter of 2012.  Selling, General and Administrative expenses for the quarter were $32.9 million or 7.6% higher than 2012 in constant currency, reflecting added infrastructure to support our growth.  Research and Technology expenses were $10.2 million for the quarter as compared to $8.9 million last year.  The higher spending is in line with recent quarters and reflects the increased efforts on new product and process developments.

Tax

•                  The tax provision was $18.7 million for the third quarter of 2013 resulting in an effective tax rate of 27.9%.  The quarter had a $1.8 million benefit from favorable tax return to provision adjustments and the release of reserves for uncertain tax positions.  Excluding these discrete benefits, our effective tax rate for the quarter was 30.5%, which is what we expect for the fourth quarter.  Last year’s third quarter tax provision was $18.0 million, an effective tax rate of 31.1%.

Cash and other

•                  Free cash flow (defined as cash provided from operating activities less cash paid for capital expenditures) for the first nine months of 2013 generated $62.8 million versus a use of $58.4 million in the first nine months of 2012, reflecting lower capital expenditures, lower working capital usage and higher earnings.

•                  Total debt, net of cash as of September 30, 2013 was $207.1 million, a decrease of $16.9 million from December 31, 2012.  This includes the $50 million buy back of Hexcel’s shares in the first half of 2013.  As of September 30, 2013, our available borrowing capacity was $334 million.

2013 Outlook

We have updated our 2013 outlook:

•                  Adjusted diluted earnings per share to be in the range of $1.80 to $1.86 (previously it was $1.73 to $1.83)

•                  Our sales outlook is narrowed to $1,655 million to $1,685 million (previously it was $1,640 million to $1,740 million)

•                  Free cash flow for the year to be in the range of $50 million to $80 million (previously it was $40 million to $80 million).  Accrual based capital expenditures are unchanged at $180 million to $200 million, as we expect the pace of our spending to increase from the level of the first nine months.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, October 22, 2013 to discuss the third quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2376 and the confirmation code is 5675212.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the markets we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates provided or publicly available by Airbus, Boeing and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications, including whether certain programs might be curtailed or discontinued); our ability to maintain and improve margins in light of the current economic environment; the success of particular applications as well as the general overall economy; our ability to manage cash from operating activities and capital spending in relation to future sales levels such that the company funds its capital spending plans from cash flows from operating activities, but, if necessary, maintains adequate borrowings under its credit facilities to cover any shortfalls; and the impact of the above factors on our expectations of financial results for 2013 and beyond.  The loss of, or significant reduction in purchases by Boeing, EADS, Vestas, or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to install, staff and qualify necessary capacity or achievement of planned manufacturing improvements, conditions in the financial markets, product mix, achieving expected pricing and manufacturing costs, availability and cost of raw materials, supply chain disruptions, work stoppages or other labor disruptions and changes in or unexpected issues related to environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2013	2012	2013	2012
Net sales	$412.3	$391.6	$1,251.4	$1,190.9
Cost of sales	300.2	292.4	910.5	879.8
Gross margin	112.1	99.2	340.9	311.1
% Gross margin	27.2%	25.3%	27.2%	26.1%

Selling, general and administrative expenses	32.9	30.3	105.7	99.4
Research and technology expenses	10.2	8.9	31.3	26.7
Other operating (income) (a)	—	—	—	(9.5)
Operating income	69.0	60.0	203.9	194.5

Interest expense, net	1.9	2.2	5.7	8.2
Non-operating expense (b)	—	—	1.0	1.1
Income before income taxes and equity in earnings from affiliated companies	67.1	57.8	197.2	185.2
Provision for income taxes	18.7	18.0	57.2	58.5
Income before equity in earnings from affiliated companies	48.4	39.8	140.0	126.7
Equity in earnings from affiliated companies	0.3	—	0.8	0.7
Net income	$48.7	$39.8	$140.8	$127.4

Basic net income per common share:	$0.49	$0.40	$1.41	$1.27

Diluted net income per common share:	$0.48	$0.39	$1.38	$1.25

Weighted-average common shares:
Basic	99.7	100.3	100.0	100.1
Diluted	101.7	102.1	102.1	102.0

(a)         Other operating income for the nine months ended September 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and the deferred expense on interest rate swaps related to repaying the term loan and refinancing our revolving credit facility in June 2013.  In 2012, the non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 of the Company’s 6.75% senior subordinated notes.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$59.7	$32.6
Accounts receivable, net	236.2	229.0
Inventories, net	260.3	232.8
Current deferred tax assets and other current assets	96.9	81.3
Total current assets	653.1	575.7

Property, plant and equipment	1,574.9	1,459.2
Less accumulated depreciation	(579.6)	(544.8)
Property, plant and equipment, net	995.3	914.4

Goodwill and other intangible assets, net	60.9	57.8
Investments in affiliated companies	22.3	22.6
Deferred tax assets	14.0	15.4
Other assets	15.8	17.2
Total assets	$1,761.4	$1,603.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$4.8	$16.6
Accounts payable	108.3	115.7
Accrued liabilities	130.2	103.0
Total current liabilities	243.3	235.3

Long-term notes payable	262.0	240.0
Other non-current liabilities	136.3	133.7
Total liabilities	641.6	609.0

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 103.9 shares issued at September 30, 2013 and 102.4 shares issued at December 31, 2012	1.0	1.0
Additional paid-in capital	644.9	617.0
Retained earnings	589.0	448.2
Accumulated other comprehensive loss	(17.5)	(31.9)
	1,217.4	1,034.3
Less — Treasury stock, at cost, 4.3 shares and 2.5 shares at September 30, 2013 and December 31, 2012, respectively	(97.6)	(40.2)
Total stockholders’ equity	1,119.8	994.1
Total liabilities and stockholders’ equity	$1,761.4	$1,603.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended September 30,
(In millions)	2013	2012

Cash flows from operating activities
Net income	$140.8	$127.4

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	42.8	43.0
Amortization of deferred financing costs and call premium expense	1.8	2.5
Deferred income taxes	18.1	21.3
Equity in earnings from affiliated companies	(0.8)	(0.7)
Share-based compensation	14.7	13.1
Gain on sale of land	—	(4.9)
Excess tax benefits on share-based compensation	(5.0)	(5.8)

Changes in assets and liabilities:
Increase in accounts receivable	(0.1)	(45.0)
Increase in inventories	(25.2)	(20.7)
(Increase) decrease in other current assets	(2.0)	1.5
Increase in accounts payable and accrued liabilities	12.9	26.9
Other — net	(2.1)	(8.1)
Net cash provided by operating activities (a)	195.9	150.5

Cash flows from investing activities
Proceeds from sale of land	—	5.3
Capital expenditures (b)	(133.1)	(208.9)
Net cash used for investing activities	(133.1)	(203.6)

Cash flows from financing activities
Borrowings from new senior secured credit facility	309.0	122.0
Capital lease obligations and other debt, net	(1.9)	1.8
Issuance costs related to senior secured credit facility	(2.4)	(0.6)
Repayment of senior secured credit facility — term loan	(85.0)	(5.0)
Repayment of previous senior secured credit facility	(165.0)	—
Purchase of stock	(50.0)	—
Repayment of senior secured credit facility	(47.0)	—
Activity under stock plans	5.6	3.0
Repayment of 6.75% senior subordinated notes	—	(73.5)
Call premium payment for 6.75% senior subordinated notes	—	(0.8)
Net cash provided by financing activities	(36.7)	46.9

Effect of exchange rate changes on cash and cash equivalents	1.0	(0.1)
Net decrease in cash and cash equivalents	27.1	(6.3)
Cash and cash equivalents at beginning of period	32.6	49.5
Cash and cash equivalents at end of period	$59.7	$43.2

Supplemental Data:
Free cash flow (a)+(b)	$62.8	$(58.4)
Accrual basis additions to property, plant and equipment	$121.9	$174.7

Hexcel Corporation and Subsidiaries Net Sales to Third-Party Customers by Market Segment Quarters Ended September 30, 2013 and 2012				(Unaudited)		Table A

	As Reported			Constant Currency (a)
(In millions)			B/(W)	FX		B/(W)
Market Segment	2013	2012	%	Effect (b)	2012	%
Commercial Aerospace	$262.0	$234.1	11.9	$0.9	$235.0	11.5
Space & Defense	94.4	90.6	4.2	1.1	91.7	2.9
Industrial	55.9	66.9	(16.4)	2.1	69.0	(19.0)
Consolidated Total	$412.3	$391.6	5.3	$4.1	$395.7	4.2

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	63.5	59.8			59.4
Space & Defense	22.9	23.1			23.2
Industrial	13.6	17.1			17.4
Consolidated Total	100.0	100.0			100.0

Nine Months Ended September 30, 2013 and 2012				(Unaudited)

	As Reported			Constant Currency (a)
(In millions)			B/(W)	FX		B/(W)
Market Segment	2013	2012	%	Effect (b)	2012	%
Commercial Aerospace	$800.9	$709.9	12.8	$2.4	$712.3	12.4
Space & Defense	287.1	263.6	8.9	1.7	265.3	8.2
Industrial	163.4	217.4	(24.8)	3.3	220.7	(26.0)
Consolidated Total	$1,251.4	$1,190.9	5.1	$7.4	$1,198.3	4.4

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	64.0	59.6			59.5
Space & Defense	22.9	22.1			22.1
Industrial	13.1	18.3			18.4
Consolidated Total	100.0	100.0			100.0

(a)         To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and nine months ended September 30, 2012 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2013 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries Segment Information			(Unaudited)	Table B

(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)(b)	Total
Third Quarter 2013
Net sales to external customers	$312.6	$99.7	$—	$412.3
Intersegment sales	17.1	0.1	(17.2)	—
Total sales	329.7	99.8	(17.2)	412.3

Operating income (loss)	68.7	14.9	(14.6)	69.0
% Operating margin	20.8%	14.9%		16.7%

Depreciation and amortization	13.4	1.2	0.1	14.7
Stock-based compensation expense	1.0	0.2	1.5	2.7
Accrual based additions to capital expenditures	36.8	3.0	—	39.8

Third Quarter 2012
Net sales to external customers	$299.9	$91.7	$—	$391.6
Intersegment sales	14.0	0.9	(14.9)	—
Total sales	313.9	92.6	(14.9)	391.6

Operating income (loss) (b)	57.0	14.9	(11.9)	60.0
% Operating margin	18.2%	16.1%		15.3%

Depreciation and amortization	13.4	1.2	0.1	14.7
Stock-based compensation expense	0.7	0.2	1.7	2.6
Accrual based additions to capital expenditures	55.6	4.6	—	60.2

First Nine Months 2013
Net sales to external customers	$962.1	$289.3	$—	$1,251.4
Intersegment sales	51.8	1.2	(53.0)	—
Total sales	1,013.9	290.5	(53.0)	1,251.4

Operating income (loss)	207.8	43.4	(47.3)	203.9
% Operating margin	20.5%	14.9%		16.3%

Depreciation and amortization	39.1	3.5	0.2	42.8
Stock-based compensation expense	4.3	0.9	9.5	14.7
Accrual based additions to capital expenditures	113.2	8.7	—	121.9

First Nine Months 2012
Net sales to external customers	$932.8	$258.1	$—	$1,190.9
Intersegment sales	44.8	1.2	(46.0)	—
Total sales	977.6	259.3	(46.0)	1,190.9

Operating income (loss) (b)	203.7	38.4	(47.6)	194.5
% Operating margin	20.8%	14.8%		16.3%

Other operating (income) expense (b)	(14.5)	—	5.0	(9.5)
Depreciation and amortization	39.6	3.3	0.1	43.0
Stock-based compensation expense	3.7	0.7	8.7	13.1
Accrual based additions to capital expenditures	166.2	8.3	0.2	174.7

(a)         We do not allocate corporate expenses to the operating segments.

(b)         Other operating income for the nine months ended September 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

Hexcel Corporation and Subsidiaries Reconciliation of GAAP and Non-GAAP Operating Income and Net Income				Table C

	Unaudited
	Quarter Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012

GAAP operating income	$69.0	60.0	$203.9	$194.5
- Other operating (income) (a)	—	—	—	(9.5)
Adjusted Operating Income	$69.0	60.0	$203.9	$185.0
% of Net Sales	16.7%	15.3%	16.3%	15.5%
- Stock Compensation Expense	$2.7	2.6	$14.7	$13.1
- Depreciation and Amortization	14.7	14.7	42.8	43.0
Adjusted EBITDA	$86.4	77.3	$261.4	$241.1

	Unaudited
	Nine Months Ended September 30,
	2013		2012
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS

GAAP net income	$140.8	$1.38	$127.4	$1.25
- Other operating (income) (net of tax) (a)	—	—	(6.0)	(0.06)
- Non-operating expense (net of tax) (b)	0.6	0.01	0.7	0.01
Adjusted net income	$141.4	$1.39	$122.1	$1.20

(a)         Other operating income for the nine months ended September 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.

(b)         Non-operating expense in 2013 is the accelerated amortization of deferred financing costs and the deferred expense on interest rate swaps related to repaying the term loan and refinancing our revolving credit facility in June 2013.  Non-operating expense in 2012 is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 of the Company’s 6.75% senior subordinated notes.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries Schedule of Total Debt, Net of Cash	Table D

	Unaudited
	September 30,	June 30,	December 31,
(In millions)	2013	2013	2012

Notes payable and current maturities of capital lease obligations	$4.8	$5.0	$16.6
Long-term notes payable	262.0	309.0	240.0
Total Debt	266.8	314.0	256.6
Less: Cash and cash equivalents	(59.7)	(56.7)	(32.6)
Total debt, net of cash	$207.1	$257.3	$224.0